                                                                      Exhibit 12


                      ADVANCED LIGHTING TECHNOLOGIES, INC.
  EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                        THREE MONTHS ENDED          SIX MONTHS ENDED
                                            DECEMBER 31,               DECEMBER 31,
                                       ---------------------      ----------------------
                                         1999         1998           1999        1998
                                       --------     --------      --------     --------
Consolidated pretax income
    from continuing operations         $  1,101     $(35,165)     $    537     $(36,010)
Interest expense                          3,323        3,440         7,113        6,181
Interest portion of rent expense            145          167           280          303
                                       --------     --------      --------     --------

     EARNINGS                          $  4,569     $(31,558)     $  7,930     $(29,526)
                                       ========     ========      ========     ========


Interest expense                       $  3,323     $  3,440      $  7,113     $  6,181
Interest capitalized                        180          249           196          458
Interest portion of rent expense            145          167           280          303
Preferred shares accretion                  603         --             603         --
                                       --------     --------      --------     --------

     FIXED CHARGES                     $  4,251     $  3,856      $  8,192     $  6,942
                                       ========     ========      ========     ========


RATIO OF EARNINGS TO FIXED CHARGES          1.1         --            --           --
                                       ========     ========      ========     ========

For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, that portion of rental expense that is representative of interest, and preferred shares accretion. In the six months ended December 31, 1999, earnings were inadequate to cover fixed charge requirements by $262. In the three months ended December 31, 1998, earnings were inadequate to cover fixed charge requirements by $35,414. In the six months ended December 31, 1998, earnings were inadequate to cover fixed charge requirements by $36,468.